Filed Pursuant to Rule Number 424(b)(3)
Registration No. 333-169075

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

SUPPLEMENT NO. 5, DATED JULY 29, 2011,
TO THE PROSPECTUS, DATED FEBRUARY 18, 2011

This prospectus supplement (this “Supplement No. 5”) is part of the prospectus of American Realty Capital Healthcare Trust, Inc. (the “Company”, “we”, “our” or “us”), dated February 18, 2011 (the “Prospectus”), as supplemented by Supplement No. 1 dated May 10, 2011 (“Supplement No. 1”), Supplement No. 2 dated May 19, 2011 (“Supplement No. 2”), Supplement No. 3 dated May 31, 2011 (“Supplement No. 3”) and Supplement No. 4 dated June 27, 2011 (“Supplement No. 4”). This Supplement No. 5 supplements, modifies or supersedes certain information contained in the Prospectus, Supplement No. 1,Supplement No. 2, Supplement No. 3 and Supplement No. 4 and should be read in conjunction with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 and Supplement No. 4. Unless otherwise indicated, the information contained herein is current as of the filing date of the prospectus supplement in which the Company initially disclosed such information. This Supplement No. 5 will be delivered with the Prospectus, Supplement No. 1, Supplement No. 2, Supplement No. 3 and Supplement No. 4.

The purpose of this Supplement No. 5 is to, among other things:

•	update the status of the Company’s initial public offering;
•	update the status of distributions; and
•	update disclosure on acquisitions of real estate investments.

Status of the Offering

We commenced our initial public offering of 150.0 million shares of common stock on February 18, 2011. On May 12, 2011, we satisfied the escrow conditions of our reasonable best efforts public offering of common stock. On such date we received and accepted aggregate subscriptions in excess of the minimum of $2.0 million in shares, broke escrow and issued 212,526 shares of common stock to our initial investors who were admitted as stockholders.

We will offer shares of our common stock until February 18, 2012, unless the offering is extended, provided that the offering will be terminated if all the 150.0 million shares of our common stock are sold before then.

Shares Currently Outstanding

As of July 15, 2011, there were approximately 736,929 shares of our common stock outstanding, including restricted stock. As of July 15, 2011, there were approximately 149.3 million shares of our common stock available for sale, excluding shares available under our distribution reinvestment program.

Status of Distributions

On May 12, 2011, our board of directors declared a distribution rate equal to a 6.60% annualized rate based on the offering price of $10.00 per share of our common stock. The distributions began accruing on July 21, 2011 and will be payable monthly to stockholders of record at the close of business each day during the prior month. Our first distribution payment will be made on or about August 5, 2011, with respect to the period from July 21, 2011 through July 31, 2011. The dividend will be calculated based on stockholders of record each day during the applicable period at a rate of $0.00180821918 per day.

Distribution payments are dependent on the availability of funds. Our board of directors may reduce the amount of distributions paid or suspend distribution payments at any time and therefore distribution payments are not assured. There is no assurance that we will continue to declare distributions at this rate.

PROSPECTUS UPDATES

Description of Real Estate Investments

The following disclosure is added at immediately following the section entitled “Description of “Description of Real Estate Investments — Texarkana Surgery Center” beginning on page 115 of the Prospectus.

“DaVita Dialysis Centers

  Marked Tree, Arkansas

On June 30, 2011, an affiliate of the Company’s sponsor closed its acquisition of a freestanding fee simple DaVita Dialysis Center located in Marked Tree, Arkansas. The property was subsequently assigned to the Company. The seller of the property is Palestra Arkansas, LLC, an entity which has no material relationship with the Company and the acquisition is not an affiliated transaction.

The tenant of the property is Renal Treatment Centers — Southeast, LP (“Renal Treatment Center”), which is a subsidiary of DaVita Inc. (NYSE: “DVA”). DaVita Inc. has guaranteed Renal Treatment Center’s obligations under the lease. The property consists of approximately 4,600 square feet of gross leasable area and is located approximately 40 miles northwest of Memphis, Tennessee.

Capitalization

The purchase price of the property was approximately $1.4 million, exclusive of closing costs, at a capitalization rate of 8.9% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We funded the acquisition of the property with net proceeds from our ongoing initial public offering of common stock. We may seek to attain financing on the property post-closing, however, there is no guarantee that we will be able to obtain financing on terms we believe are favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to Renal Treatment Center. The tenant took possession of the property upon its completion in October 2009. The triple net lease has a 12-year term and expires in October 2021. At the closing of the acquisition, 10.3 years remained on the lease. The lease contains 2.0% fixed annual rental escalations during the primary lease term. The lease provides two renewal options of five years each. The lease is triple net whereby Renal Treatment Center is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $128,000.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009(1)	2008(1)	2007(1)	2006(1)
Occupancy rate	100.00%	100.00%	N/A	N/A	N/A
Average effective annual rent per square foot	$24.52	24.44	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in October 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 will be approximately $3,100. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

As of December 31, 2010, DaVita Inc. (NYSE: “DVA”) operated or provided administrative services to over 1,600 outpatient dialysis centers located in 42 states and the District of Columbia, serving approximately 125,000 patients. DaVita Inc. also provides acute inpatient dialysis services in approximately 750 hospitals and related laboratory services. DaVita Inc. was incorporated in 1994 as Total Renal Care, Inc.

DaVita Inc. currently files its financial statements in reports filed with the Securities and Exchange Commission, and the following summary financial data regarding DaVita Inc. is taken from such filings:

	Three Months Ended March 31, 2011	For the Fiscal Year Ended
(Amounts in millions)		2010	2009	2008
Consolidated Statements of Operations
Net operating revenues	$1,606	$6,447	$6,109	$5,660
Operating income	236	997	940	869
Net income	95	406	423	374

	As of March 31, 2011	As of the Fiscal Year Ended
		2010	2009	2008
Consolidated Balance Sheets
Total assets	$8,323	$8,114	$7,558	$7,286
Long-term debt	4,218	4,234	3,532	3,622
Shareholders’ equity	2,074	1,978	2,135	1,768”

  Rockford, Illinois

On July 25, 2011, the Company, through its sponsor, American Realty Capital V, LLC, closed its acquisition of a ground leasehold interest in a freestanding DaVita Dialysis Center located in Rockford, Illinois. The seller of the property is Rockford 1302 East State Street, LLC, an entity which has no material relationship with the Company and the acquisition is not an affiliated transaction.

The tenant of the property is Total Renal Care, Inc. (“Total Renal Care”), which is a subsidiary of DaVita Inc. (NYSE: “DVA”). DaVita Inc. has guaranteed Total Renal Care’s obligations under the tenant lease. The property consists of approximately 7,000 square feet of gross leasable area and is located on land adjacent to and owned by SwedishAmerican Hospital, a 312-bed general medical and surgical hospital.

Capitalization

The purchase price of the property was approximately $2.1 million, exclusive of closing costs, at a capitalization rate of 9.5% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We funded the acquisition of the property with net proceeds from our ongoing initial public offering of common stock. We may seek to attain financing on the property post-closing, however, there is no guarantee that we will be able to obtain financing on terms we believe are favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to Total Renal Care. The tenant took possession of the property upon its completion in April 2009.The tenant lease has a 12-year term and expires in April 2021. At the closing of the acquisition, 9.8 years remained on the tenant lease. The tenant lease contains 2.0% fixed annual rental escalations during the primary lease term. The tenant lease provides three renewal options of five years each. The tenant lease is double net whereby Total Renal Care is required to pay substantially all operating expenses, excluding the underlying ground lease rent and any costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial tenant lease term will be approximately $196,000.

The ground lease, which commenced in April 2009, has an initial term of 75 years that expires in April 2084. The ground lease contains contractual rental escalations every ten years, which escalations are based on the lesser of a 2.5% compounded annual increase and the Consumer Price Index, All Urban Consumers or its successor. The ground lease contains no renewal options. The ground lease is triple net whereby the owner of the ground leasehold interest is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, and the cost of all capital expenditures, in addition to base rent. The annualized straight-line rent for the ground lease term will be approximately $24,000.

In connection with improvements to the property made in 2008, the seller entered into a redevelopment agreement with the City of Rockford which provides, through the Jackson School Tax Increment Financing (“TIF”) District, annual payments to the seller in respect of a non-interest bearing note of the difference between the frozen year equalized assessed value (“EAV”) and the current year EAV multiplied by the current year tax rate. Payments continue each year until the Jackson School TIF District has paid a total of $218,000 to the holder of the leasehold interest. The seller’s interest in the redevelopment agreement will be assigned to the Company in connection with the purchase and sale agreement. The note matures in January 2030. While the note is estimated to be fully paid by August 2020, annual TIF payments will vary depending on the EAV calculation for such year.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009	2008(1)	2007(1)	2006(1)
Occupancy rate	100.00%	100.00%	N/A	N/A	N/A
Average effective annual rent per square foot	$$24.83	$24.50	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in April 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 will be approximately $24,000. Such real estate taxes are to be reimbursed by the tenant under the terms of the lease.”

The following disclosure is added at the end of the section entitled “Description of Real Estate Investments — Potential Property Investments”.

“On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a portfolio of twelve healthcare facilities located in six states. The healthcare facilities consist of three rehabilitation hospitals, two ambulatory surgery center/medical office buildings, two hospital/medical office buildings, three post-acute care rehabilitation facilities, one long term acute care hospital, and one medical office building that total approximately 765,000 square feet. The real estate developer and seller of the property is an unaffiliated third party.

Pursuant to the terms of the purchase and sale agreement, the Company’s obligation to close upon each acquisition is subject to its satisfactory completion of a due diligence review of such property, in addition to other customary conditions to closing. Accordingly, until the closing of the purchases of each property in the portfolio, there can be no assurance that we will acquire the properties. The purchase and sale agreement contains customary representations and warranties by the seller.

The purchase price of the portfolio is approximately $257.5 million. Pursuant to the terms of the purchase and sale agreement, we deposited $3.0 million in escrow immediately following signing. Such deposit will be credited pro rata towards each property in the portfolio to be acquired and is refundable upon termination of the purchase and sale agreement on or prior to the end of the applicable due diligence period.

Dallas, Texas

On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire one free-standing fee simple rehabilitation hospital located in Dallas, Texas. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase agreement contains customary representations and warranties by the seller.

Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in October 2011.

The property contains approximately 65,000 square feet of gross leasable area and 60 beds. The property is a clinical inpatient facility that provides nurse and therapy staff, ancillary services and supplies to treat patients who require intensive rehabilitative care generally after receiving treatment or service at an acute care hospital. The property is approximately one mile from Medical City Dallas Hospital and approximately one mile from Presbyterian Hospital in Dallas.

Capitalization

The purchase price of the property is approximately $33.8 million at a capitalization rate of 10.6% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 25% of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 75% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to an operating joint venture between a private equity firm with over $2.5 billion of capital under management a local physician group. The private equity firm and the physician group own 74% and 26% of the operating joint venture, respectively. The lease has a 25-year term, commenced upon completion of the construction of the hospital and expires in August 2035. The lease, which commenced upon completion of the building in September 2010, contains 2.0% fixed annual rental escalations during the primary term and two renewal options of ten years each at market rates. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $3.6 million increasing in September 2011.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009(1)	2008(1)	2007(1)	2006(1)
Occupancy rate	100.00%	N/A	N/A	N/A	N/A
Average effective annual rent per square foot	$$18.58

(1)	The tenant took possession of the property upon its completion in September 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe that the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 are estimated to be approximately $80,000. Such real estate taxes are to be reimbursed by the tenant under the terms of the lease.

The operating joint venture is a Texas limited partnership that focuses on attracting physician specialists as partners for their inpatient rehab facilities. These facilities treat patients with physical impairments and perform high revenue, high margin specialty procedures that require post-acute, after hospital stays for rehabilitation services for their patients. The majority of its referring physicians come from internal medicine, hospitalists, geriatric, pulmonologists, neurosurgery, neurology, orthopedics, and some cardiology.

Houston, Texas

On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire one free-standing fee simple rehabilitation hospital located in northwest Houston, Texas. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in the third quarter of 2012.

The property is currently under construction with an anticipated completion date in the third quarter of 2012. The property is expected to contain approximately 65,000 square feet of gross leasable area and 60 beds. The property will be a clinical inpatient facility that provides nurse and therapy staff, ancillary services and supplies to treat patients who require intensive rehabilitative care generally after receiving treatment or service at an acute care hospital. The property is located proximate to a large multispecialty physician group and several general acute care facilities.

Capitalization

The purchase price of the property is approximately $35.5 million at a capitalization rate of 9.1% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 57.5% of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 42.5% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that it deems favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to a limited partnership that is a subsidiary of a Delaware limited liability company that specializes in operating rehabilitation hospitals. The lease has a 15-year year term that will commence upon completion of the construction of the hospital. The lease contains 2.0% fixed annual rental escalations during the primary term and two renewal options. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $2.9 million increasing in third quarter 2013.

Since the property is currently under construction, no occupancy rate or average effective annual rent per square foot information is available.

Other

We believe that the property will be adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 are unknown at present as the facility is still under construction. Such real estate taxes are to be reimbursed by the tenant under the terms of the lease.

The tenant is a Texas limited partnership that focuses on attracting physician specialists as partners for their inpatient rehab facilities. These facilities treat patients with physical impairments and perform high revenue, high margin specialty procedures that require post-acute, after hospital stays for rehabilitation services for their patients. The majority of its referring physicians come from internal medicine, hospitalists, geriatric, pulmonologists, neurosurgery, neurology, orthopedics, and some cardiology.

Carson City, Nevada

On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a fee simple medical campus located in Carson City, Nevada. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in August 2011.

The property contains approximately 155,000 square feet of gross leasable area and consists of one three-story, 137,000 square foot multi-specialty building, one single-story, 15,000 square foot inpatient psychiatric hospital building, and one single-story, 3,000 square foot conference building. The healthcare campus accommodates a behavioral health program, a long-term acute care program, an ophthalmology surgery center and several outpatient programs such as imaging, physical therapy and laboratory services.

Capitalization

The purchase price of the property is approximately $29.0 million at a capitalization rate of 8.6% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 25% percent of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 75% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

Each of six tenants currently occupies 100% of the rentable square footage of the medical campus, of which two tenants each occupy more than 10% of the rentable square footage of the campus. A Nevada non-profit corporation that serves as the leading healthcare provider in the region occupies an aggregate of approximately 66.6% of the property’s total rentable square footage consisting of four leases for their imaging and labs, psychiatric, training and psychiatric and behavioral health suites, and its subsidiary occupies approximately 26.8% of the property’s total rentable square footage consisting of one lease for long-term acute care. A sixth tenant occupies the remaining 6.6% of the property’s rentable square footage.

The lease to the healthcare provider requires annualized rental income of approximately $1.6 million and expires in March 2018. The lease has four five- year renewal options and annual rent increases of 2.5%. The tenant occupies approximately 103,000 rentable square feet.

The lease to the healthcare provider’s subsidiary requires annualized rental income of approximately $625,000 and expires in March 2018. The lease has four five- year renewal options and annual rent increases of 2.5%. The tenant occupies approximately 41,400 rentable square feet.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annual Rent Under Expiring Leases(1)	% of Total Annual Rent Represented by Expiring Leases(1)
2011	0	0	0.0%	$0	0.0%
2012	0	0	0.0%	$0	0.0%
2013	0	0	0.0%	$0	0.0%
2014	0	0	0.0%	$0	0.0%
2015	0	0	0.0%	$0	0.0%
2016	1	10,165	6.6%	$121,980	4.9%
2017	0	0	0.0%	$0	0.0%
2018	5	144,457	93.4%	$2,361,385	95.1%
2019	0	0	0.0%	$0	0.0%
2020	0	0	0.0%	$0	0.0%

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009	2008	2007	2006
Occupancy rate	97.9%	97.9%	97.9%	100.0%	100.0%
Average effective annual rent per square foot	$14.46	14.12	13.88	12.00	12.51

Other

We believe that the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 are estimated to be approximately $209,000. Such real estate taxes are to be reimbursed by the tenants in respect of their proportionate share of real estate taxes under the terms of the lease.

The healthcare provider is a non-profit group founded in 1949 with physicians and staff dedicated to cardiovascular diseases, cancer, surgical services, rehabilitation, behavioral and wellness services. The group has received full joint commission accreditation. They have access to approximately 103,000 square feet of imaging, laboratories, rehabilitation centers and behavioral offices and have over 240 board-certified physicians in more than 35 medical specialties.

The healthcare provider’s subsidiary operates as 29-bed long-term acute care hospital focusing on the treatment of wound care, infectious disease, specialty, speech, nutrition, physical, occupational, social and case management.

Las Vegas, Nevada

On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a fee simple medical office building and surgery center located in Las Vegas, Nevada. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in August 2011.

The property contains approximately 73,000 square feet of gross leasable area and consists of an ambulatory surgery center, medical office space and compliment of support services to the ambulatory surgery center, such as imaging and urgent care. The property is located in southwest Las Vegas and is in close proximity to two general acute-care hospitals.

Capitalization

The purchase price of the property is approximately $22.9 million at a capitalization rate of 8.3% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 25% percent of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 75% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

Eleven tenants currently occupy approximately 78.6% of the rentable square footage of the property, of which two tenants each occupy more than 10% of the rentable square footage of the campus. An ambulatory surgery center occupies approximately 19.7% of the total rentable square footage of the property and plastic surgery practice occupies approximately 12.5% of the total rentable area of the property. Nine other tenants occupy an aggregate of approximately 42.7% of the property. Approximately 21.4% of the property is currently vacant.

The lease to the ambulatory surgery center requires annualized rental income of approximately $791,000 and expires in August 2023. The lease has two five-year renewal options and annual rent increases of 1.5%. The tenant occupies approximately 14,400 rentable square feet.

The lease to the plastic surgery practice requires annualized rental income of approximately $360,000 and expires in August 2018. The lease has two five-year renewal options and annual rent increases of 3%. The tenant occupies approximately 9,100 rentable square feet.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annual Rent Under Expiring Leases(1)	% of Total Annual Rent Represented by Expiring Leases(1)
2011	0	1,629	3.0%	$17,400	0.8%
2012	0	0	0.0%	$0	0.0%
2013	0	0	0.0%	$0	0.0%
2014	0	10,222	18.6%	$260,137	12.6%
2015	0	8,149	17.9%	$221,070	10.7%
2016	1	0	0.0%	$0	0%
2017	0	11,226	20.5%	$300,933	14.6%
2018	5	9,148	16.7%	$395,708	19.2%
2019	0	0	0.0%	$0	0.0%
2020	0	0	0.0%	$0	0.0%

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009	2008	2007	2006
Occupancy rate	72.7%	62.9%	62.9%	4.3%	4.3%
Average effective annual rent per square foot	$34.43	35.81	35.25	23.25	22.63

Other

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 are estimated to be approximately $127,000. Such real estate taxes are to be reimbursed by the tenants in respect of their proportionate share of real estate taxes under the terms of the lease.

The ambulatory surgery center is a joint venture between a national operator of ambulatory surgery centers, a non-profit hospital associated with a large regional health system, and a group of physician investors. The national operator of ambulatory surgery centers operates ambulatory surgery centers and short stay hospitals, with nearly 200 facilities located throughout the United States. The large regional health system is a non-profit healthcare system with 39 hospitals located throughout Arizona, Nevada and California.

The plastic surgery practice is a private practice that specializes in rhinoplasty and breast augmentation. They also perform non-surgical work with botox, fillers, lasers, and skin care.

Tomball, Texas

On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire one free-standing fee simple ambulatory surgery center and medical office building in Tomball, Texas. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in August 2011.

The property contains approximately 22,000 square feet of gross leasable square feet and consists of an ambulatory surgery center, imaging center and medical office space. The property is located in the northwestern suburbs of Houston and is in close proximity to a short-term acute care facility. The property is not affiliated with any hospital.

Capitalization

The purchase price of the property is approximately $10.0 million at a capitalization rate of 8.6% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 25% percent of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 75% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

Each of three tenants occupies 100% if the rentable square footage of the property. An ambulatory surgery center occupies approximately 56.3% of the rentable square feet of the property, a radiological imaging center occupies approximately 28.3% of the rentable square feet of the property, and an urgent care center occupies the remaining 15.4% of the rentable square feet of the property.

The lease to the ambulatory surgery center requires annualized rental income of approximately $590,000 and expires in December 2020. The lease has two five-year renewal options and rental increases of 6% every three years. The tenant occupies approximately 12,600 rentable square feet.

The lease to the radiological imaging center requires annualized rental income of approximately $122,000 and expires in February 2016. The lease has one six-year renewal option with annual rental increases of 2%. The tenant occupies approximately 6,300 rentable square feet.

The lease to the urgent care center requires annualized rental income of approximately $63,000 and expires in December 2011. The lease has two six-year renewal options with annual rental increases of 2%. The tenant occupies approximately 3,400 rentable square feet.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annual Rent Under Expiring Leases(1)	% of Total Annual Rent Represented by Expiring Leases(1)
2011	1	3,430	15.4%	$63,112	7.4%
2012	0	0	0.0%	$0	0.0%
2013	0	0	0.0%	$0	0.0%
2014	0	0	0.0%	$0	0.0%
2015	0	0	0.0%	$0	0.0%
2016	1	6,331	28.3%	$128,108	15.0%
2017	0	0	0.0%	$0	0.0%
2018	0	0	0.0%	$0	0.0%
2019	0	0	0.0%	$0	0.0%
2020	1	12,584	56.3%	$662,071	77.6%

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009	2008	2007	2006
Occupancy rate	100.0%	100.0%	100.0%	100.0%	95.3%
Average effective annual rent per square foot	$34.50	34.34	32.69	32.54	33.08

Other

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 are estimated to be approximately $110,000. Such real estate taxes are to be reimbursed by the tenants in respect of their proportionate share of real estate taxes under the terms of the lease.

The ambulatory surgery center provides a full range of laparoscopic and “open” procedures and services to the Tomball and north Houston area. The ambulatory surgery center has approximately 20 physicians who provide general surgery, gastroenterology, obstetrics/gynecology, otolaryngology, orthopedics, pain management and urology services. The ambulatory surgery center is a joint venture between a national healthcare development and management company and 18-physician investor group.

Founded in 1999, the national healthcare development and management company specializing in ambulatory surgery centers and short-stay hospitals. The national healthcare development and management company serves local communities by partnering with local physician groups and other healthcare providers.

Phoenix, Arizona

On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a fee simple rehabilitation facility specializing in catastrophic brain and spinal injuries located in Phoenix, Arizona. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in October 2011.

The property contains approximately 13,500 square feet of gross leasable area and consists of an inpatient rehabilitation facility specializing in catastrophic brain and spine injuries. The property is located in central Phoenix near the Arcadia district was designed to provide patients the highest level of medical services within a comfortable residential setting.

Capitalization

The purchase price of the property is approximately $9.0 million at a capitalization rate of 9.4% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 25% percent of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 75% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to a subsidiary of a national healthcare provider that specializes in mentoring services, particularly services for people with disabilities, brain and spinal cord damage and other catastrophic injuries and illnesses. The parent company has guaranteed the tenant’s obligations under the lease. The tenant took possession of the property upon its completion in June 2009. The lease has a 15-year term, commenced in June 2009 and expires in June 2024. The lease contains 2.7% fixed annual rental escalations during the primary term and two renewal options of ten years each at the lessor of market rates or an increase of 2.7% over the rental rate in-place at the time of lease expiration. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $0.7 million increasing in June 2012.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009(1)	2008(1)	2007(1)	2006(1)
Occupancy rate	100.0%	100.0%	N/A	N/A	N/A
Average effective annual rent per square foot	$51.04	46.24	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in June 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe that the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 are anticipated to be approximately $15,000. Such real estate taxes will be paid by the landlord under the terms of the lease; however, the tenant will pay the landlord monthly payments equal to  1/12 of the known or estimated real estate taxes. Any excess or shortfall will be reconciled annually.

Santa Ana, California

On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a free-standing fee simple rehabilitation facility located in Santa Ana, California. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in February 2012.

The property contains approximately 8,500 square feet of gross leasable area and consists of a congregate living healthcare facility, with 12 private patient rooms, specializing in the rehabilitation and care of patients with catastrophic brain and spine injuries. The property is located in Santa Ana, California, with a surrounding population of nearly 500,000 within a five mile radius, and provides patients high level medical services within a comfortable residential setting.

Capitalization

The purchase price of the property is approximately $4.5 million at a capitalization rate of 9.3% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 57.5% percent of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 42.5% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to a subsidiary of a national healthcare provider that specializes in mentoring services, particularly services for people with disabilities, brain and spinal cord damage and other catastrophic injuries and illnesses. The parent company has guaranteed the tenant’s obligations under the lease. The tenant took possession of the property upon its completion in January 2010. The lease has a 15-year term, commenced in January 2010 and expires in January 2025. The lease contains 2.5% fixed annual rental escalations during the primary term and two renewal options of ten years each the lessor of market rates or an increase of 2.7% over the rental rate in-place at the time of lease expiration. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $360,000 increasing in January 2012.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009(1)	2008(1)	2007(1)	2006(1)
Occupancy rate	100.0%	N/A	N/A	N/A	N/A
Average effective annual rent per square foot	$37.02	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in January 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe that the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 are anticipated to be approximately $35,000. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

La Mesa, California

On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a free-standing fee simple rehabilitation facility located in La Mesa, California. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in the third quarter of 2012.

The property is currently under construction with an anticipated completion date in third quarter 2012. The property will contain approximately 9,000 square feet of gross leasable area and will consist of a state-of-the-art sub-acute rehabilitation facility that specializes in caring for patients suffering from catastrophic brain and spine injuries. The facility will feature 15 private patient rooms and provide ancillary services including physical therapy, occupational therapy and speech therapy, whirlpool hydro tub, and dietary services.

Capitalization

The purchase price of the property is approximately $6.0 million at a capitalization rate of 9.6% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 57.5% percent of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 42.5% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property will be 100% leased to a subsidiary of a national healthcare provider that specializes in mentoring services, particularly services for people with disabilities, brain and spinal cord damage and other catastrophic injuries and illnesses. The parent company has guaranteed the tenant’s obligations under the lease. The lease has a 15-year term, commenced in July 2010 and expires in August 2026. The lease contains 2.5% fixed annual rental escalations during the primary term and two renewal options of ten years each at the lessor of market rates or an increase of 2.5% over the rental rate in-place at the time of lease expiration, but in no event less than 95% of the rental rate in-place at the time of the lease expiration. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $480,000 increasing in the third quarter 2013.

Since the property is currently under construction, no occupancy rate or average effective annual rent per square foot information is available.

Other

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 are unknown at present as the facility is still under construction. Such real estate taxes are required to be paid directly by the tenant under the terms of the lease.

San Antonio, Texas

On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire one free-standing fee simple inpatient rehabilitation hospital located in San Antonio, Texas. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in October 2011.

The property contains approximately 41,000 square feet of gross leasable area and is a two-story, 42-bed facility licensed as an inpatient rehabilitation hospital. The property was developed in 2010 as a build-to-suit development for a physician-owned operator of rehabilitation hospitals. The rehabilitation hospital is located in the medical corridor commonly known as Stone Oak, is the only non-affiliated rehabilitation provider in the market, and benefits from the referral patterns of all San Antonio’s short-term and long-term acute inpatient beds in various hospitals, which include two acute-care hospitals located within close proximity.

Capitalization

The purchase price of the property is approximately $16.5 million at a capitalization rate of 9.0% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 25% of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 75% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to a physician-owned inpatient rehabilitation facility operator. The lease has a 15-year term, commenced upon completion of the construction of the facility in January 2010 and expires in January 2025. The lease contains 2.0% fixed annual rental escalations during the primary term and two renewal options of five-years each. The lease is triple net whereby the tenant is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the initial lease term will be approximately $1.3 million increasing in September 2011.

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009(1)	2008(1)	2007(1)	2006(1)
Occupancy rate	100.0%	N/A	N/A	N/A	N/A
Average effective annual rent per square foot	$22.94	N/A	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in January 2010. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe that the property is adequately insured.

The annual real estate taxes payable on the property for the calendar year 2011 are anticipated to be approximately $250,000. Such real estate taxes will be paid by the landlord under the terms of the lease; however, the tenant will pay the landlord monthly payments equal to  1/12 of the known or estimated real estate taxes. Any excess or shortfall will be reconciled annually.

The tenant is a physician-owned in-patient rehabilitation facility operator which was formed in 2006 and currently has more than 50 physician investors. The tenant currently has three inpatient rehabilitation hospitals in Texas, with one hospital in pre-development in Arizona.

Rome, Georgia

On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire one ground leasehold interest in a free-standing specialty hospital and medical office building in Rome, Georgia. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in December 2011.

The property contains approximately 53,000 square feet of gross leasable area located on the campus of and directly connected to a 304-bed medical center, which is the primary metropolitan area in northwest Georgia, approximately one hour outside Atlanta. The property was developed as a long-term acute care hospital with the accompanying medical office building space usage in 2011 to add additional complementary services to the medical center’s existing patient base.

Capitalization

The purchase price of the property is approximately $20.3 million at a capitalization rate of 10.3% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 55% of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 45% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property is 100% leased to two tenants. The specialty hospital occupies approximately 86.2% of the total rentable area of the property and an affiliate of the medical center occupies the remaining 13.8% of the total rentable area of the property.

The tenant lease to the specialty hospital requires annualized rental income of approximately $1.9 million and expires in January 2029. The tenant lease has four, five-year renewal options that are subject to the same terms and conditions of the lease including the annual rent escalations of 3%. The tenant occupies approximately 45,600 square feet.

The tenant lease to the affiliate of the medical center requires annualized rental income of approximately $212,000 and expires in January 2031. The lease has two extension terms, the first for ten years and the second for nine years. Both renewal options are subject to the same terms and conditions of the lease including the annual rent escalations of 3%. The medical center affiliate occupies approximately 7,300 rentable square feet.

The ground lease, which commenced in February 2009, expires in March 2049. The ground lease contains contractual rental escalations of 10% every five years during the primary term and two renewal options to extend the ground lease expiration through March 2089. The ground lease is triple net whereby the owner of the ground leasehold interest is required to pay substantially all operating expenses, including all costs to maintain and repair the roof and structure of the building, in addition to base rent. The annualized straight-line rent for the ground lease term will be approximately $39,000.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annual Rent Under Expiring Leases(1)	% of Total Annual Rent Represented by Expiring Leases(1)
2011	0	0	0.0%	$0	0.0%
2012	0	0	0.0%	$0	0.0%
2013	0	0	0.0%	$0	0.0%
2014	0	0	0.0%	$0	0.0%
2015	0	0	0.0%	$0	0.0%
2016	0	0	0.0%	$0	0.0%
2017	0	0	0.0%	$0	0.0%
2018	0	0	0.0%	$0	0.0%
2019	0	0	0.0%	$0	0.0%
2020	0	0	0.0%	$0	0.0%

Since construction of this property was completed in 2011, no occupancy rate and the average effective annual rent per square foot is available for prior periods.

Other

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 are estimated to be approximately $201,000. Such real estate taxes are to be reimbursed by the tenant under the terms of the lease.

The specialty hospital is a joint-venture between an affiliate of the medical center and a private company focused on providing rehabilitation services through its network of over 16,000 dedicated therapists. The private company is one of the largest diversified providers of post-acute care services in the United States, with operations in 46 states and more than $6 billion in annual revenue. The company operates approximately 118 long-term acute care hospitals with approximately 8,492 beds and approximately 226 nursing and rehabilitation centers.

Colorado Springs, Colorado

On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a fee simple in three medical office buildings and outpatient clinics in Colorado Springs, Colorado. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in December 2011.

The property contains approximately 152,000 square feet of gross leasable area and consists of one two-story 70,000 square foot multi-tenant medical office building, one single-story 50,000 square foot single-tenant medical office building, and one single-story 31,000 square foot single-tenant medical office building. Currently 88% of the property is occupied. The property offers a high concentration and variety of outpatient services and a complementary mix of physician specialties in an established health care campus. The medical campus is conveniently located in an area of Colorado Springs without any use restrictions and contains ample parking. The medical campus is situated on an 11-acre site located adjacent to the Colorado Springs Country Club two miles south of the University of Colorado — Colorado Springs campus.

Capitalization

The purchase price of the property is approximately $25.5 million at a capitalization rate of 8.8% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 55% percent of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 45% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property currently has 18 tenants occupying approximately 88% of the rentable square footage of the medical campus, of which two tenants each occupy more than 10% of the rentable square footage of the campus. A large physician practice occupies approximately 41.6% of the total rentable area of the property and a regional non-profit health system occupies approximately 20.4% of the total rentable area of the property. Fourteen other tenants occupy an aggregate of approximately 26.1% of the property and approximately 12.0% of the property is currently vacant.

The lease to the large physician practice requires annualized rental income of approximately $1.1 million and expires in October 2020. The lease has two three-year options to renew at 95% of market rates. The tenant occupies approximately 63,200 rentable square feet. The lease contains an option to terminate prior to the expiration date on the 60th month of the lease term, or November 2015; if the tenant exercise this option, it would be liable for a penalty of 70% of leasing costs amortized at an 8% rate.

The regional non-profit health system requires annualized rental income of approximately $629,000 and expires in June 2013. The lease has two five-year options to renew at market rates. The tenant occupies approximately 31,000 rentable square feet.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annual Rent Under Expiring Leases(1)	% of Total Annual Rent Represented by Expiring Leases(1)
2011	2	4,458	3.3%	$46,002	2.0%
2012	4	11,442	8.6%	$194,286	8.3%
2013	1	31,000	23.2%	$629,454	27.0%
2014	2	7,849	5.9%	$119,612	5.1%
2015	5	14,759	11.0%	$263,288	11.3%
2016	0	1,084	0.8%	$19,410	0.8%
2017	0	0	0.0%	$0	0.0%
2018	0	0	0.0%	$0	0.0%
2019	0	0	0.0%	$0	0.0%
2020	2	63,210	47.2%	$1,063,390	45.5%

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009	2008	2007	2006
Occupancy rate	91%	81%	77%	90%	97%
Average effective annual rent per square foot	$15.62	15.95	16.33	16.77	15.74

Other

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 are anticipated to be approximately $204,000. Such real estate taxes are to be reimbursed by the tenants in respect of their proportionate share of real estate taxes under the terms of the lease.

The large physician practice is a full service, multi-specialty physician practice offering primary medical care for adults and children. Since its inception in 1995, the practice has grown to more than 90 physicians, 20 mid-level practitioners, and over 600 support staff at 11 facilities.

The regional non-profit health system was formed in 1966 through a joint-venture between a large, national Catholic health system and another regional provider to focus on managing medical facilities across Colorado. As a nonprofit, faith-based organization, regional non-profit health system operates a network consisting of 13 hospitals, 7 senior living communities and home care and hospice services. The regional non-profit health system is Colorado’s largest healthcare provider and fourth largest private employer with more than 13,000 associates.

McKinney, Texas

On July 14, 2011, the Company, through its sponsor, American Realty Capital V, LLC, entered into a purchase and sale agreement to acquire a fee simple interest in a hospital and medical office buildings in McKinney, Texas. The seller is a single asset, special purpose limited partnership. The seller has no material relationship with us and the acquisition is not an affiliated transaction. Although we believe that the acquisition of this property is probable, there can be no assurance that the acquisition will be consummated.

Pursuant to the terms of the purchase and sale agreement, our obligation to close upon the acquisition is subject to our satisfactory completion of a due diligence review of the property, in addition to other customary conditions to closing. The purchase and sale agreement contains customary representations and warranties by the seller. Subject to satisfactory completion of our diligence review and other customary conditions to closing, we estimate that we will close on the acquisition of this property in February 2012.

The property contains approximately 113,000 square feet of gross leasable area and is currently 87% occupied. The property is comprised of a hospital and a medical office building. The hospital is a full-service surgical hospital in a wide range of diagnostic, treatment and surgical services in its approximately 58,000 rentable square foot facility and benefits from a fully integrated approximately 56,000 rentable square foot medical office building, all of which is situated on a campus of approximately four acres. The hospital and surgery center serve residents in the greater Collin County area, which encompasses the areas of McKinney, Frisco, Plano and Allen, Texas, which, as a result of high population growth in the past decade, require additional healthcare facilities and services.

Capitalization

The purchase price of the property is approximately $44.6 million at a capitalization rate of 9.1% (calculated by dividing annualized rental income on a straight-line basis less estimated property operating costs by the base purchase price). We intend to fund 57.5% percent of the purchase price with proceeds from our ongoing initial public offering of common stock and the remainder with a first mortgage loan from a lender yet to be identified at an estimated 42.5% loan-to-value ratio. There is no assurance that we will be able to secure financing on terms that we deem favorable or at all.

Major Tenants/Lease Expiration

The property currently has 13 tenants occupying approximately 86% of the rentable square footage of the medical campus, of which one tenant occupies more than 10% of the rentable square footage of the campus. The hospital occupies 58.4% of the total rentable area of the property, 10 other tenants occupy an aggregate of approximately 27.9% of the property and approximately 13.6% of the property is currently vacant.

The lease to the hospital, which commenced in September 2009 upon completion of construction, requires annualized rental income of approximately $3.3 million and expires on three different dates. 57,000 square feet of the leased space expires on September 2029 with two ten-year options to renew at market rates. 6,000 square feet of the leased space expires on December 2019 with no renewal options. 3,000 square feet of the leased space expires September 2015 with no renewal options. The hospital occupies approximately 66,000 square feet.

The table below sets forth the lease expiration information for each of the next ten years:

Year Ending December 31,	Number of Leases Expiring	Total Square Feet of Expiring Leases	% of Leased Area Represented by Expiring Leases	Annual Rent Under Expiring Leases(1)	% of Total Annual Rent Represented by Expiring Leases(1)
2011	0	0	0.0%	$0	0.0%
2012	0	0	0.0%	$0	0.0%
2013	0	0	0.0%	$0	0.0%
2014	0	0	0.0%	$0	0.0%
2015	4	9,346	9.6%	$226,583	5.3%
2016	1	1,464	1.5%	$40,601	0.9%
2017	0	0	0.0%	$0	0.0%
2018	1	2,282	2.3%	$62,407	1.5%
2019	3	19,928	20.4%	$691,810	16.1%
2020	3	7,101	7.3%	$177,989	4.1%

The table below describes the occupancy rate and the average effective annual rent per square foot as of December 31 for each of the last five years where such information is available:

	2010	2009(1)	2008(1)	2007(1)	2006(1)
Occupancy rate	79.3%	20.0%	N/A	N/A	N/A
Average effective annual rent per square foot	$38.56	39.20	N/A	N/A	N/A

(1)	The tenant took possession of the property upon its completion in September 2009. Accordingly, no occupancy rate or average effective annual rent information is available for prior periods.

Other

We believe that the property is adequately insured.

The annual real estate taxes payable on the building for the calendar year 2011 are anticipated to be approximately $592,000. Such real estate taxes are to be reimbursed by the tenants in respect of their proportionate share of real estate taxes under the terms of the lease.

The hospital is operated by a national operator of surgery centers and hospitals and is owned in a partnership with a local physicians group. The hospital is a full-service surgical hospital that offers a wide range of diagnostic, treatment and surgical services. Specialties services of the hospital include: women’s services, otolaryngology (ENT), colo-rectal, gastrointestinal, orthopedics/spine, pain management, general surgery, podiatry, urology, oral surgery, bariatric surgery, plastic and reconstructive surgery. Approximately 50 surgeons practice at the hospital.”